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                                                                   EXHIBIT 99.1


                                Contacts:  H. Roddy Allen, CEO
                                           Integrated Electrical Services, Inc.
                                           713-860-1500

                                           Ken Dennard / ksdennard@drg-e.com
                                           Karen Roan / kcroan@drg-e.com
                                           DRG&E   /  713-529-6600


    Integrated Electrical Services Receives Waivers From Senior Subordinated
                 Note Holders and Credit Facility Participants


                   Company Also Announces Management Changes


HOUSTON, Sep 29, 2004 /PRNewswire-FirstCall via COMTEX/ -- Integrated Electrical Services, Inc. (NYSE: IES) today announced it has received waivers from a majority of its senior subordinated note holders for both series of its notes outstanding. The waivers allow IES until December 15, 2004 to file its fiscal 2004 Third Quarter Report on Form 10-Q with the Securities and Exchange Commission. As of today, IES is in compliance with the terms of both series of its senior subordinated notes.

Additionally, IES is in compliance with the terms of its $175 million credit facility consisting of a $50 million term loan and $125 million revolving line of credit, led by Bank One, NA as administrative agent. Roddy Allen, IES' Chief Executive Officer said, "We are pleased to announce that we received waivers from the majority of our senior subordinated note holders and are in compliance with the covenants of our $175 million bank credit facility. We can now focus 100% on operational issues and organization enhancements to grow the business."

IES had received an amendment dated August 16, 2004 under the credit facility permitting IES until December 15, 2004 to provide certified financial reporting documentation for its fiscal third quarter. That waiver terminated because of the default under the senior subordinated notes, but has now been reinstated pursuant to a waiver signed by IES on September 27, 2004 and approved by the majority of the credit facility lenders.

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The Company expects to file copies of the waivers from the senior subordinated note holders and the waivers to the company's credit facility on or before September 30, 2004 on Form 8-K with the Securities and Exchange Commission and anticipates that its delayed Third Quarter Report on Form 10-Q will be filed concurrently with the filing of its year end financial statements.

Senior Management Changes

As reported on August 13, 2004, IES' management has determined to make the policy, training, controls and organizational changes described below:

     Policy: Clarified and improved policies will be made regarding revenue recognition, ethics compliance and contract documentation

     Training: Significantly expanded and new training programs will be required for all individuals involved in financial reporting

     Controls: There will be a change in reporting relationships so that the regional controllers will directly report to the chief accounting officer

     Organizational: The number of reporting regions will be reduced and a new "rapid response" team will be created to step in and assist subsidiaries if experiencing difficulties to accelerate corrective measures.

IES announced today that Richard L. China has resigned his position as Chief Operating Officer to accept the appointment of Senior Vice President, Strategic Business Development. This appointment will allow Mr. China to devote his attention exclusively to growing the Company's strategic client relationships within the government and private industry sectors. It will also allow the Company to benefit from Mr. China's extensive industry and government relationships and expertise in coordinating large national contracts. He will continue his responsibilities over surety bonding relationships and will remain on the Board of Directors. The position of Chief Operating Officer will not be filled at this time.

Mr. China's operational duties will be geographically divided and assumed by Miles Dickinson, Senior Vice President -- Western Operations and Robert Stalvey, Senior Vice President -- Eastern Operations, both reporting to Mr. Allen.

Previously, Miles Dickinson held the position of Regional Operating Officer, Central Division and Mr. Stalvey was the Senior Vice President, Operations for the Company having responsibility for the operational staff functions. As a result of these operational and organizational changes, IES has realigned its regions into four areas: Northeast, Southeast, Western and Residential. Mr. Allen added, "As we assess our business and look for ways to improve and strengthen our controls, we believe these senior management changes are a solid step that help ensure that all company functions are aligned for optimal execution."

Additionally, IES announced that Jeffrey Pugh, its Chief Financial Officer since June 7, 2004, has resigned to pursue other opportunities effective immediately. "We appreciate the job Jeff has done in his short tenure and wish him the very best in his future endeavors," continued Mr. Allen. "We are in the process of identifying candidates for the position of Chief Financial Officer."

Integrated Electrical Services, Inc. is the leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

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This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, potential consequences of late filing of the Company's quarterly report on Form 10-Q and associated defaults under the Company's debt, potential difficulty in addressing material weaknesses in the Company's accounting that have been identified to the Company by its independent auditors, the possible need for a restatement of prior year periods if amounts are determined to be material, the inability to obtain waivers from a majority of its senior subordinated note holders, the inability to obtain a waiver of default from its lenders under its credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, general level of the economy, increases in the level of competition from other major electrical contractors, increases in cost of labor, steel, copper and gasoline, availability and costs of obtaining surety bonds required for certain projects, inability to reach agreement with its surety bonding company to provide sufficient bonding capacity, loss of key personnel, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2003.

                                 END OF FILING